Exhibit 10.5

THIRD AMENDMENT TO THE
SENIOR MANAGEMENT VOLUNTARY DEFERRED COMPENSATION PLAN

WHEREAS, Insituform Technologies, Inc. maintains a deferred compensation plan known as the Senior Management Voluntary Deferred Compensation Plan (“Plan”); and

WHEREAS, the Plan may be amended pursuant to Section 9.1 of the Plan; and

WHEREAS , it is deemed necessary and desirable to amend the Plan.

NOW THEREFORE, THE PLAN is hereby amended as follows:

1.                 By deleting Section 2.4 in its entirety and substituting the following therefor:

2.4     Change in Control.  A “Change in Control” shall occur if:

a)       Any one person or group (as determined under Proposed Treasury Regulation §1.401A-3(g)(5)(v)(B)), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, or

b)       Notwithstanding that the Company has not undergone a Change in Control as described in 2.4(a), a Change in Control of the Company occurs only on the date that either:

(i)         Any one person, or more than one person acting as a group (as determined under Proposed Treasury Regulation §1.401A-3(g)(5)(v)(B)), acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons ownership of stock of the Company possessing thirty-five percent (35%) or more of the total voting power of the stock of such corporation; or

(ii)        A majority of members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board prior to the date of the appointment or election; or

c)       Any one person or group (as determined under Proposed Treasury Regulation §1.401A-3(g)(5)(v)(B)), acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of all the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

2.                 By deleting Section 2.5 in its entirety and substituting the following therefor:

2.5
Committee. The Committee shall consist of the Chief Financial Officer (“CFO”), the Vice-President of Human Resources, the General Counsel, and such other person as the Committee may from time to time appoint.

3.                 By deleting Section 2.8 in its entirety and substituting the following therefor:

2.8
Deferral Commitment. “Deferral Commitment” means a commitment made by a Participant to defer a portion of Compensation as set forth in Article III. The Deferral commitment shall apply to salary and/or bonus payable to a Participant, and shall specify the Account or Accounts to which the Compensation deferred shall be allocated. Such deferral commitment shall be made in whole percentages and shall be made in a form acceptable to the Committee.

4.                 By deleting Section 2.11 in its entirety and substituting the following therefor:

2.11   Disability. “Disability” means

a) the Participant is unable to engage in any substantial gainful activity by reason of medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a long-term disability plan covering employees of Insituform Technologies, Inc.

5.                By deleting Section 2.21 in its entirety and substituting the following therefor:

2.21
Valuation Funds. “Valuation Funds” means one or more of the independently established funds or indices that are identified and listed by the Committee. These Valuation Funds are used solely to calculate the Interest that is credited to each Participant’s Account(s) in accordance with Article IV, below, and do not represent, nor should it be interpreted to convey any beneficial interest on the part of the Participant in any asset or other property of the Company. The Committee shall select the various Valuation Funds available to the Participants with respect to this Plan and shall set forth a list of these Valuation Funds attached hereto as Exhibit A, which may be amended from time to time at the discretion of the Committee.

6.                 By deleting Section 3.1 in its entirety and substituting the following therefor:

3.1     Eligibility and Participation

a) Eligibility. Eligibility to participate in the Plan shall be limited to those select senior management employees of the Company whose base salary for the calendar year immediately prior to their first year of eligibility to participate in this Plan is at least equal to the amount ($95,000 for 2005) provided for such year under Code Section 414(q).

b) New Participants. An employee’s participation in the Plan shall begin on the first day of the calendar quarter immediately following notification to such employee by the Committee of eligibility to participate in the Plan (“Initial Participation Date”).

c) Election Procedure. Except with respect to the Year in which an employee first becomes a Participant, an election by a Participant to defer compensation for services performed in a particular year must be made before the close of the year next preceding the year in which the services with respect to which such compensation is earned are performed. In the case of the first year in which an employee becomes a Participant, a Participant may submit a Deferral Commitment at any time after he is notified of eligibility to participate in the Plan and before his initial participation date. Any such Deferral Commitment shall only be effective for compensation which is paid for services to be performed in such Year subsequent to the election. In the event a new Participant does not submit a Deferral Commitment prior to this initial participation date, he shall first be entitled to submit such forms with respect to compensation for services performed in the year immediately following the year in which he first becomes a

Participant pursuant to the first sentence of this paragraph (c) of Section 3.1.

7.                 By deleting Section 3.2 in its entirety and substituting the following therefor:

3.2      Form of Deferral. A Participant may elect a Deferral Commitment as follows:

a) Form of Deferral Commitment. Except as provided in paragraph (c) of Section 3.1, a Deferral Commitment shall be made with respect to salary and/or bonus payable by the Company to a Participant during the immediately succeeding Deferral Period, and shall designate the portion of each deferral that shall be allocated among the various Accounts. The Participant shall set forth the amount to be deferred as a full percentage of salary and/or bonus (the Participant may designate a different percentage of salary and bonus that is to be deferred under this plan). In addition, the Deferral Commitment shall specify the Participant’s initial allocation of the amounts deferred into each Account among the various available Valuation funds.

b) Period of Commitment. A separate Deferral Election must be made with respect to each Deferral Period.

8.                 By deleting Section 3.3 a) in its entirety and substituting the following therefor:

3.3      …

a)
Maximum. The maximum amount of base salary that may be deferred under this Plan shall be fifteen percent (15%) of base salary, and the maximum amount of bonus or incentive compensation that may be deferred under this Plan shall be fifty percent (50%) of bonus or incentive compensation.

9.                 By deleting Section 3.3 b) in its entirety and substituting the following therefor:

b)
Minimum. The minimum amount of base salary that may be deferred shall be one percent (1%) of base pay, and the minimum amount of bonus or incentive compensation that may be deferred shall be one percent (1%) of the bonus or incentive compensation.

10.               By deleting Section 3.6 in its entirety and substituting the following therefor:

3.6        Change in Employment Status. If the Committee determines that a Participant’s employment performance is no longer at a level that warrants reward through participation in this Plan, but does not terminate the Participant’s employment with the Company, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period in which such determination is made, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee, unless the Participant later satisfies the requirements of §3.1, above and has Committee approval. If the Committee, in its sole discretion, determines that the Participant no longer qualifies as a member of a select group of management or highly compensated employees, as determined in accordance with the Employee Retirement Income Security Act of 1974, as amended, the Participant’s existing Deferral Commitment shall terminate at the end of the Deferral Period in which such determination is made, and no new Deferral Commitment may be made by such Participant after notice of such determination is given by the Committee.

11.               By deleting Section 4.2 in its entirety and substituting the following therefor:

4.2        Timing of Credits:  A Participant’s deferred Compensation and any Matching Contributions relating to such deferred Compensation shall be credited to each account designated by the Participant on the last day of the month during which the Compensation deferred would have otherwise been payable to the Participant. Any Discretionary Contributions shall be credited to the Retirement Account as provided by the Committee. Any withholding of taxes or other amounts with respect to deferred Compensation that is required by local, state or federal law shall be withheld from the Participant’s corresponding non-deferred portion of the Compensation to the maximum extent possible. The portion of any remaining amount which is attributable to the Federal Insurance Contributions Act (FICA) tax imposed under Section 3101, Section 3121(a) and 3121(v)(2) of the Internal Revenue Code, with respect to such deferred compensation, or which is attributable to the income tax at source on wages imposed under section 3401 or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount or the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes shall reduce the amount credited to the Participant’s Account in a manner specified by the Committee; provided, however, the total amount by which the amount credited to a Participant’s Account is reduced must not exceed the aggregate of the FICA Amount, and the income tax withholding related to such FICA Amount.

12.               By deleting Section 4.4 in its entirety and substituting the following therefor:

4.4       Matching Contributions. Company shall credit a Matching Contribution to the Participant’s Retirement Account with respect to the Compensation deferred by the Participant under this Plan during a Deferral Period. Such Matching Contribution shall be equal to one hundred percent (100%) of the first three percent (3%) of the Participant’s Compensation before such deferrals, plus fifty percent (50%) of the next two percent (2%) of the Participant’s Compensation before such deferrals. For purposes of this Plan only, base Compensation shall not include compensation of any participant that is in excess of two hundred and ten thousand dollars ($210,000) in 2005, or such amount as may be provided from time to time under Code Section 401(a)(17), in any year or such other sum as the Committee shall determine from time to time. The Matching Contribution to this Plan shall be reduced by any Matching Contributions credited on behalf of the Participant to the 401(k) Plan to the extent such amount exceeds the total Matching Contribution allowed under this Section 4.4. The Matching Contribution shall be credited to the Retirement Account in the same proportion as set forth in section 4.1 above.

13.               By deleting Section 5.1 in its entirety and substituting the following therefor:

5.1       Retirement Account. The vested portion of a Participant’s Retirement Account shall be distributed to the Participant upon the earlier of termination of employment with the Company or the date of the Participant’s Disability. With respect to key employees as defined in Section 416(i) without regard to Section 416(i)(5), benefits under this section shall be payable on or after the first day of the seventh (7th) month after termination of employment. With respect to non-key employees, benefits under this section shall be paid as soon as practicable. The form of benefit payment shall be that form selected by the Participant pursuant to Section 5.4, below, unless the Participant terminates employment prior to Retirement, in which event, the Retirement Account shall be paid in the form of a lump sum payment.

14.               By deleting Section 5.2 in its entirety and substituting the following therefor:

5.2        In-Service Account.

a) General. Subject to paragraph (c) of this Section 5.2, the vested portion of a Participant’s In-Service Account shall be distributed to the Participant upon the earlier of the date chosen by the Participant in the first Deferral Commitment which designated a portion of the Compensation deferred be allocated to the In-Service Account, provided that the date specified shall not be prior to the fifth anniversary of the first Deferral Commitment electing an In-Service distribution or the Participant’s Disability.

b)     Form of Payment for In-Service Account. The permitted forms of payment for the In-Service Account are:

(i)  A lump sum amount which is equal to the vested Account balance; and

(ii) Annual installments for a period of five (5) years where the annual payment shall be equal to the balance of the Account or sub-account immediately prior to the payment, multiplied by a fraction, the numerator of which is one (1) and the denominator of which commences with five (5) and is reduced by one (1) in each succeeding year, unless the total amount in the Participant’s In-Service Account as of the date chosen by the Participant for payment is less than $5,000, the In-Service Account shall be paid in a lump sum, notwithstanding any election by the Participant to the contrary. Interest on the unpaid balance shall be based on the most recent allocation among the available Valuation Funds chosen by the Participant, made in accordance with Section 4.3, above.

c)   Change of First Deferral Commitment. A Participant may change the date chosen in his first Deferral Commitment or any previously filed Deferral Commitment for the payment of his In-Service Account and further defer the payment of his In-Service Account by submitting to the Committee a revised Deferral Commitment; provided, however, any such revised Deferral Commitment (i) may not be made less than 12 months prior to the date the payment is scheduled to be made pursuant to the first Deferral Commitment or the most recently filed Deferral Commitment (or if the installment option had been previously chosen, 12 months prior to the date the first amount was scheduled to be paid), and (ii) payment of the In-Service Account is deferred for a period of not less than 5 years from the date such payment would have been paid pursuant to the first Deferral Commitment or the most recently filed Deferral Commitment (or if the installment option had been chosen, 5 years from the date the first amount was scheduled to be paid).

d)    Termination of Employment. Notwithstanding anything to the contrary in this section, if the Participant terminates employment with the Company prior to the date so chosen by the

Participant, the vested portion of the In-Service Account shall be added to the Retirement Account as of the date of termination of service and shall be paid in accordance with the provisions of Section 5.1, above.

15.               By deleting Section 5.3 and substituting the following therefor:

5.3       Death Benefit. Upon the death of a Participant prior to the commencement of benefits under this Plan from any Account, Company shall pay to the Participant’s beneficiary an amount equal to the vested Account balance in that Account in the form chosen by the Participant in the Deferral Commitment on file with the Committee and in effect at the date of his death. A Participant may change his death benefit form of payment at any time by filing a revised Deferral Commitment with the Committee; provided, however, any such revised Deferral Commitment shall not take effect until at least 12 months after the date on which such form is submitted to the Committee. If the Participant fails to select a form of payment with respect to the death benefit on the Deferral Commitment, the death benefit amount shall be paid in a single lump sum within ninety (90) days of Participant’s death. In the event of the death of the Participant after the commencement of benefits under this Plan from any Account, the benefits from such Account shall be paid to the Participant’s designated Beneficiary at the same time and in the same manner as if the Participant had survived.

16.                By deleting Section 5.4 in its entirety and substituting the following therefor:

5.4        Form of Payment. Unless otherwise specified in this Plan, the benefits payable from any particular Account under this Plan shall be paid in the form as specified by the Participant with respect to such Account in the Deferral Commitment. A Participant may change the form of payment prior to his termination an unlimited number of times by submitting to the Committee a revised Deferral Commitment; provided, however, any such revised form (i) shall not take effect until at least 12 months after the date on which such form is submitted to the Committee, (ii) may not be made less than 12 months prior to the date the payment with respect to which the revised Deferral Commitment is being submitted is scheduled to be made (or if the installment option had been chosen, 12 months prior to the date the first amount was scheduled to be paid), and (iii) the payment of any amount with respect to which such revised Deferral Commitment is being made is deferred for a period of not less than 5 years from the date such payment would have been paid by virtue of the Participant also filing a revised Deferral Commitment which effects such deferral.

17.                A new Section 5.9 shall be added as follows:

5.9     Installment Option Treated as Single Payment. For purposes of determining the time and form of any payment of benefits under the Plan, or any change with respect thereto, all payments pursuant to any installment option which is selected hereunder shall be treated as a single payment.

18.               By deleting Section 6.2 in its entirety and substituting the following therefor:

6.2     Changing Beneficiary. Any Beneficiary designation may be changed by an unmarried Participant without the consent of the previously named Beneficiary by the filing of a new Beneficiary designation with the Committee. A married Participant’s Beneficiary designation may be changed by a Participant with the consent of the Participant’s spouse as provided for in Section 6.1 above, by the filing of a new designation which shall cancel all designations previously filed.

19.               By deleting Section 6.4 in its entirety and substituting the following therefor:

6.4     No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant’s benefits, the Participant’s Beneficiary shall be the person in the first of the following classes in which there is a survivor:

a) The Participant’s surviving spouse;

b) The Participant’s children in equal shares, except that if any of the children predeceases the Participant or Participant’s spouse but leaves surviving issue, then such issue shall take by right of representation, in equal shares, the share the deceased child would have taken if then living; provided, however, that if there is no surviving issue of the deceased child, the remaining children of the Participant shall share equally;

c) The Participant’s estate.

20.                By deleting Section 7.1 in its entirety and substituting the following therefor:

7.1     Committee; Duties. This Plan shall be administered by the Committee except after a Change in Control as provided in Section 7.5 below. The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Committee members shall control any decision. Members of the Committee may be Participants under this Plan.

21.               A new Section 9.1(c) shall be added as follows:

c)        Section 409A Restrictions. Notwithstanding anything contained herein to the contrary, no amendment shall be adopted to the extent that such amendment will cause the Plan to violate Code Section 409A or the regulations promulgated thereunder.

22.               By deleting Section 9.2 in its entirety and substituting the following therefor:

9.2	Termination of Plan. The Plan shall terminate upon the earlier of :

a)       The Board’s decision to terminate the Plan within twelve (12) months of the Company’s dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to Chapter 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the plan are included in the Participants’ gross incomes in the latest of:

(i)    The calendar year in which the Plan termination occurs;

(ii)   The calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)  The first calendar year in which the payment is administratively practicable; OR

b)      The decision of the Board to terminate the Plan may be exercised in its sole and absolute discretion at any time. In the event the Plan is terminated under this Section 9.2(b), each Participant shall be entitled to receive any deferred compensation earned hereunder if the following conditions are satisfied:

(i)   All arrangements sponsored by the Company that would be aggregated with any terminated arrangement under Proposed Treasury Regulation Section 1.409A-1(c)

(assuming for this purpose that the Participant participated in all terminated arrangements) are terminated;

(ii)  No payments, other than payments that would be payable under the terms of all such terminated arrangements if the termination had not occurred, are made within twelve (12) months of the termination of the terminated arrangements;

(iii)   All payments are made within twenty-four (24) months of the terminated arrangements; and

(iv) The Company does not adopt a new arrangement that would be aggregated with any terminated arrangements under Proposed Treasury Regulation Section 1.409A-1(c) (assuming for this purpose that Participant participated in both the terminated arrangement and the new arrangement), at any time within five (5) years following the date of termination of this Plan; OR

c)      A Change in Control under Section 2.4 above. If the Plan is terminated due to a Change in Control, then the amount of deferred compensation due hereunder shall be payable one hundred percent (100%) in cash within the times specified in Section 9.2 b)(ii) and (iii) above.

23.               By deleting Section 10.1 in its entirety and substituting the following therefor:

10.1   Unfunded Plan. This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301, and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and therefore is exempt from the provision of Parts 2, 3 and 4 of Title 1 of ERISA. Accordingly, subject to Section 9.2 b) above, the Board may terminate the Plan and make no further benefit payments or remove certain employees as Participants if it is determined by the United States Department of Labor, a court of competent jurisdiction, or an opinion of counsel that the Plan constitutes an employee pension benefit plan within the meaning of Section 3(2) of ERISA (as currently in effect or hereafter amended) which is not so exempt.

24.               By deleting Section 10.7 in its entirety and substituting the following therefor:

10.7    Protective Provisions. A Participant will cooperate with Company by furnishing any and all information requested by Company, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as Company may deem necessary and taking such other action as may be requested by Company.

25.                By deleting Exhibit A in its entirety and substituting the following therefor;

EXHIBIT A: VALUATION FUNDS

Retirement Goal 2010 Fund

Oppenheimer Global (Class A)

Dryden S&P 500 Index Fund

Large Cap Value/Barrow Hanley

Guaranteed Income Fund

Small Cap Value/Perkins, Wolf, McDonnell Fund - This fund is through January 31, 2006, and will be replaced by Delaware Small Cap Value Fund

This amendment shall be known as the Third Amendment to Senior Management Voluntary Deferral Compensation Plan (“Third Amendment”) and shall be effective as of January 1, 2006.

IN WITNESS WHEREOF, the undersigned has caused this Third Amendment to be executed in the name of and on behalf of Insituform Technologies, Inc. this 5th day of January, 2006.

INSITUFORM TECHNOLOGIES, INC. By: /s/ David F. Morris David F. Morris Title: Vice President and General Counsel